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JP Morgan Fund Distributors Inc.
3435 Stelzer Road
Columbus, OH 43219


November 19, 2001

VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  J.P. Morgan Series Trust (File Nos. 811-07795 and 333-11125)
     Amendment to Registration Statement on Form N-1A on behalf of the U.S. High Yield Bond Fund


Ladies and Gentlemen:

     As principal underwriter of the proposed public offering of securities of the above-referenced investment company (the "Trust"), we hereby join the Trust in requesting that the effective date for the Trust's Registration Statement be accelerated so that it will become effective on Tuesday, January 1, 2002 at 9:00 a.m., New York time, or as soon thereafter as may be practicable.


Very truly yours,



/s/ Charles L. Booth
--------------------
    Charles L. Booth
Vice President and Assistant Compliance Officer